Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Year Ended and Fourth Quarter Ended December 31, 2014
Earnings and Quarterly Dividend Payment

Morrisville, VT January 21, 2015 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the year ended December 31, 2014 of $7.7 million. The 2014 Net Income represents a 7.8% increase over Net Income for the year ended December 31, 2013 of $7.1 million. Earnings per share as of December 31, 2014 increased to $1.73 per share compared to $1.60 per share for 2013. Results for 2014 reflect a year to year increase in net interest income of $675 thousand, or 3.1% due to strong loan demand and price discipline. Noninterest income increased $408 thousand, or 4.8% with improvements in all categories for 2014 compared to 2013 with the exception of a decrease in the net gain on the sale of mortgage servicing rights as well as a decrease in the net gain on the sale of real estate loans. The provision for loan losses increased $40 thousand, or 13.1%. Noninterest expenses increased $373 thousand, or 1.8%, as a result of net increases in occupancy, equipment, and other expenses, partially offset by decreases in salaries and wages and pension and employee benefits. Income tax expense increased $111 thousand, or 6.0%.

Earnings for the fourth quarter of 2014 were $1.9 million, or $0.43 per share, compared to $1.5 million, or $0.34 per share, for 2013. Net interest income improved $133 thousand, the provision for loan losses decreased $30 thousand, noninterest income increased $82 thousand, and noninterest expenses decreased $147 thousand. These positive changes were offset by an increase in the provision for income taxes $35 thousand, or 9.8%.

Total assets grew to $623.8 million as of December 31, 2014 compared to $585.4 million as of December 31, 2013, or a 6.6% increase. Total loans increased $25.9 million to $491.1 million, or 5.6%, as of December 31, 2014 compared to $465.1 million as of December 31, 2013. The 2014 loan growth was net of $94.9 million of residential mortgage loans sold to the secondary market during the year to manage long-term interest rate risk, compared to sales of $123.1 million in 2013. Total deposits reached $552.1 million compared to the prior year of $518.4 million, an increase of $33.7 million, or 6.5%. Borrowed funds increased $1.9 million, or 14.4% to $15.1 million as of December 31, 2014 compared to $13.2 million. The company had total capital of $52.0 million with a book value per share of $11.66 as of December 31, 2014 compared to $50.0 million with a book value of $11.17 as of December 31, 2013.

The Board of Directors, on January, 21, 2015, declared a $.01, or 3.8%, increase in the quarterly cash dividend from $.26 to $.27 per share, payable on February 9, 2015 to shareholders of record on January 31, 2015.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and northwestern New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.